                                                                  Exhibit (a)(1)

                                 PAULA FINANCIAL

                  OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
                              FOR RESTRICTED STOCK

================================================================================

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
        AT 5:00 P.M., PACIFIC STANDARD TIME, ON WEDNESDAY, JUNE 20, 2001,
                          UNLESS THE OFFER IS EXTENDED.

================================================================================

         PAULA Financial is offering current employees, directors and consultants of PAULA Financial or one of our subsidiaries the opportunity to exchange all options that are currently outstanding (the "eligible options") under our 1994 Stock Incentive Plan (the "1994 plan") or our Amended and Restated 1997 Stock Incentive Plan (the "1997 plan" and together, the "option plans") for shares of our common stock that we will issue (the "restricted stock") and that will vest one-third on the date of issuance, one-third on the first anniversary of the date of issuance, and one-third on the second anniversary of the date of issuance. In exchange for any options you tender that are accepted for exchange and cancelled by us, you will receive a number of shares of restricted stock equal to the total number of shares subject to the eligible options you tender.

         We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the "offer"). You may tender none, all or one or more of your eligible options. You may tender any particular option in whole or in part.

         This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to the conditions described in Section 6 of this offer to exchange.

         If you tender options for exchange as described in this offer, we will generally issue you restricted stock under the same option plan under which your tendered options were granted, except that if you are a director or consultant of PAULA Financial or one of our subsidiaries (and not an employee of any of them) who tenders options under the 1994 plan, you will receive restricted stock under the 1997 plan. The restricted stock will be available for issuance promptly after the date the tendered options are accepted and cancelled. However, the restricted stock will not actually be issued until you sign the applicable restricted stock agreement and make a cash payment to us equal to the $.01 per share par value of your restricted stock. Regardless of the vesting schedule of the options that you tender to us, the restricted stock issued to you will vest with respect to one-third of the shares under your restricted stock grant on the date of issuance, an additional one-third of the shares on the first anniversary of the date of issuance, and the remaining one-third on the second anniversary of the date of issuance, assuming that you meet the requirements for vesting specified in the restricted stock agreement between you and us. Until it vests, the restricted stock will be held in our custody and will be subject to certain forfeiture provisions and transfer restrictions set forth in the restricted stock agreement between you and us. THE VESTING OF YOUR RESTRICTED STOCK WILL RESULT IN YOUR RECOGNITION OF TAXABLE

INCOME, AND YOU MUST PROVIDE FOR THE PAYMENT TO US OF THE APPLICABLE FEDERAL AND STATE INCOME AND EMPLOYMENT WITHHOLDING TAXES BEFORE WE DELIVER TO YOU THE STOCK CERTIFICATES FOR YOUR RESTRICTED STOCK, EITHER BY CASH PAYMENT OR IN ACCORDANCE WITH ANOTHER ARRANGEMENT AGREED UPON BETWEEN YOU AND US.

         As of May 21, 2001, options to purchase 629,000 shares of our common stock were issued and outstanding, including options to purchase 311,000 shares of our common stock under the option plans (as defined above). The shares of common stock issuable upon exercise of options we are offering to exchange represent 100% of the total shares of common stock issuable upon exercise of all options outstanding under the option plans as of May 21, 2001, and approximately 49% of the total shares of common stock issuable upon exercise of all options to purchase shares of our common stock outstanding (including those outstanding under the option plans) as of May 21, 2001. Assuming that all current employees, directors and consultants surrender all of their eligible options for exchange, we would issue 311,000 shares of restricted stock, or approximately 6% of our total shares outstanding following that issuance.

         All options accepted by us pursuant to this offer will be cancelled. Following the cancellation, the shares formerly issuable upon exercise of the cancelled options will be available for reissuance under the respective option plans under which they were issued.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS. WE HAVE BEEN INFORMED BY OUR EXECUTIVE OFFICERS AND NON-EMPLOYEE DIRECTORS THAT THEY INTEND TO TENDER THEIR ELIGIBLE OPTIONS IN THE OFFER.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "PFCO." On May 21, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $3.84 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

         You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Debbie Maddocks, Vice President of Finance and Investor Relations, PAULA Financial, 300 North Lake Avenue, Suite 300, Pasadena, California 91101 (telephone: (626) 304-0401).

                                    IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at PAULA Financial, 300 North Lake Avenue, Suite 300, Pasadena, California 91101, Attention: Debbie Maddocks, Vice President of Finance and Investor Relations.

         We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET................................................................................................6

THE OFFER........................................................................................................15

1.       NUMBER OF SHARES OF RESTRICTED STOCK; EXPIRATION DATE...................................................15

2.       PURPOSE OF THE OFFER....................................................................................17

3.       PROCEDURES FOR TENDERING OPTIONS........................................................................18

4.       WITHDRAWAL RIGHTS.......................................................................................19

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK.....................................20

6.       CONDITIONS OF THE OFFER.................................................................................21

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS......................................................24

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK...........................................24

9.       INFORMATION CONCERNING PAULA FINANCIAL..................................................................28

10.      INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS...............30

11.      STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.....................31

12.      LEGAL MATTERS; REGULATORY APPROVALS.....................................................................31

13.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES................................................................31

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT..............................................................33

15.      FEES AND EXPENSES.......................................................................................35

16.      ADDITIONAL INFORMATION..................................................................................35

17.      MISCELLANEOUS...........................................................................................36

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary and in the introduction preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the relevant sections of this offer to exchange where you can find more complete descriptions of the topics in this summary.

         WHY ARE YOU MAKING THE OFFER?

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and accordingly are not effective in retaining and providing incentives to our current employees, directors and consultants. By making this offer to exchange outstanding options for shares of restricted stock, we intend to provide current employees, directors and consultants of PAULA Financial and its subsidiaries with the benefit of holding equity securities of ours that over time will have a greater potential to increase in value, and thereby provide them with better performance incentives in order to maximize stockholder value. (Page 17)

         WHAT SECURITIES ARE YOU OFFERING TO EXCHANGE?

         We are offering to exchange all stock options held by current employees, directors and consultants of PAULA Financial or one of our subsidiaries that are outstanding under the option plans (as defined in the introductory pages to this offer to exchange) for restricted stock issuances under the same option plan under which the tendered options were granted, except that if you are a director or consultant of PAULA Financial or one of our subsidiaries (and not an employee of any of them) who tenders options under the 1994 plan, you will receive restricted stock under the 1997 plan. (Page 15)

         MAY I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

         This offer only pertains to options, and does not apply in any way to shares purchased upon the exercise of options, whether or not you have vested in those shares. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an eligible option in part, the remaining outstanding (unexercised) portion of the option is subject to the offer and may be tendered for exchange and cancellation.

         WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned upon a minimum aggregate number of options being tendered by the option holders as a group. The offer is subject to a number of conditions, including the conditions described in Section 6. (Page 21)

         ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE RESTRICTED STOCK?

         To receive restricted stock, you must (i) remain an employee, director or consultant of PAULA Financial or one of our subsidiaries from the date that you tender your options through the date the restricted stock vests and (ii) provide for the payment to us of the federal and state income and withholding taxes to which you become subject upon the vesting of your restricted stock, either by cash payment or in accordance with another arrangement agreed upon between you and us. We intend to issue the restricted stock promptly after the tendered options are accepted and cancelled, but before the restricted stock will be issued, you must first sign the applicable restricted stock agreement and deliver to us a cash payment equal to the $.01 per share par value of your restricted stock.

           IF YOU CEASE TO BE AN EMPLOYEE, DIRECTOR OR CONSULTANT OF PAULA FINANCIAL OR ONE OF OUR SUBSIDIARIES BY REASON OF TERMINATION WITH "CAUSE" (AS DEFINED IN THE RESTRICTED STOCK AGREEMENT) OR BY REASON OF VOLUNTARY RESIGNATION (OTHER THAN BECAUSE OF DISABILITY) AFTER THE DATE THAT YOU TENDER YOUR OPTIONS BUT BEFORE THE DATE THAT THE UNVESTED PORTION OF THE RESTRICTED STOCK VESTS, YOU WILL NOT RECEIVE ANY OF THE UNVESTED PORTION OF THE RESTRICTED STOCK FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE TENDERED OPTIONS ACCEPTED FOR EXCHANGE AND CANCELLED IF YOU ARE NOT AN EMPLOYEE, DIRECTOR OR CONSULTANT OF PAULA FINANCIAL OR ONE OF OUR SUBSIDIARIES ON THE RELEVANT DATES AND THEREFORE ARE NOT ISSUED ANY RESTRICTED STOCK.

         If you do not accept the offer and you cease to be an employee, director or consultant of PAULA Financial or one of our subsidiaries, you generally will then be able to exercise your eligible options during the limited period specified in your option documents, to the extent those options are vested and exercisable on the day that you cease to be an employee, director or consultant of PAULA Financial or one of our subsidiaries. (Page 15)

         WHAT HAPPENS IF, AFTER I TENDER MY OPTIONS, I CEASE TO BE AN EMPLOYEE, DIRECTOR OR CONSULTANT?

         If you cease to be an employee, director or consultant of PAULA Financial or one of our subsidiaries for any reason prior to expiration of this offer, you may withdraw your tendered options and exercise them to the extent they are vested and in accordance with their terms. However, in that event, you will not receive a grant of restricted stock. If you cease to be an employee, director or consultant of PAULA Financial or one of our subsidiaries by reason of termination with "cause" (as defined in the restricted stock agreement) or by reason of voluntary resignation (other than because of disability) after your tendered options are accepted and cancelled, you will receive the portion of your restricted stock that has vested prior to the cessation of your service, but will not receive the unvested portion of your restricted stock. Once your tendered options have been accepted and cancelled, you will have no rights with respect to those options, and they will not be reissued and returned to you for any reason. THIS OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT WITH US, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO YOU BEING ISSUED OR VESTING IN THE RESTRICTED STOCK, FOR ANY REASON, WITH OR WITHOUT CAUSE. LIKEWISE, THIS OFFER DOES NOT CHANGE THE TERMS ON WHICH YOU SERVE AS ONE OF OUR DIRECTORS OR CONSULTANTS.

         HOW MANY SHARES OF RESTRICTED STOCK WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

         We will issue to you a number of shares of restricted stock equal to the number of shares subject to your tendered options that are accepted for exchange and cancelled. All shares of restricted stock will be issued under the same option plan under which your tendered options were granted, except that if you are a director or consultant of PAULA Financial or one of our subsidiaries (and not an employee of any of them) who tenders options under the 1994 plan, you will receive restricted stock under the 1997 plan. The shares of restricted stock will be subject to the terms and conditions of the option plans and a restricted stock agreement between you and us. The restricted stock will not be issued until you sign and return the restricted stock agreement to us, together with your payment of the $.01 per share par value of your restricted stock. In addition, your restricted stock will not be delivered to you until you provide for the payment to us of any required federal and state income and withholding taxes with respect to the vested portion of your restricted stock, either by cash payment or in accordance with another arrangement agreed upon by you and us. (Page 15)

         WHEN WILL I RECEIVE MY RESTRICTED STOCK?

         We will be prepared to issue the restricted stock promptly following the expiration of the offer and after tendered options are accepted for exchange and cancelled. The scheduled expiration date of the offer is June 20, 2001, and we expect to accept and cancel all tendered options on that date, unless we extend the offer. After expiration of the offer and acceptance and cancellation of tendered options, we will forward a restricted stock agreement to you. You must properly execute the restricted stock agreement and return it to us, together with a cash payment equal to the $.01 per share par value of your restricted stock. Upon our receipt of the executed restricted stock agreement and cash or other payments, we will issue the restricted stock to you. However, you will not receive a stock certificate for the unvested portion of your restricted stock until after it has vested. Prior to vesting, the restricted stock will be held in our custody. Once the restricted stock has vested, you will be entitled to receive the stock certificate for your shares once you provide for the payment to us of the federal and state income and employment withholding taxes to which you become subject as a result of the vesting of your restricted stock, either by cash payment or in accordance with another arrangement agreed upon between you and us. One-third of the shares issued in your restricted stock grant will vest on the date of grant. Accordingly, to receive a certificate representing those immediately vested shares, you will need to provide for the payment to us of the federal and state income and withholding taxes for one-third of your restricted stock. (Page 15)

         WHAT DO I HAVE TO PAY TO GET RESTRICTED STOCK?

         In order for the restricted stock to be issued, all you have to pay us is the $.01 per share par value of your restricted stock (rounded up to the nearest whole cent). YOU WILL RECOGNIZE IMMEDIATELY TAXABLE INCOME EQUAL TO THE FAIR MARKET VALUE OF YOUR RESTRICTED STOCK AT THE TIME YOUR RESTRICTED STOCK VESTS. The stock certificates for your vested shares will not be delivered to you following any vesting date until you provide for the payment to us of the federal and state income and employment withholding taxes to which you become subject by reason of such income on that vesting date, either by cash payment or in accordance with another arrangement agreed upon between you and us. (Page 20)

         WHEN WILL MY RESTRICTED STOCK VEST?

         We expect to cancel tendered options on June 20, 2001 and to issue the shares of restricted stock promptly thereafter, following receipt from you of a duly executed restricted stock agreement, together with your payment of the $.01 per share par value of your restricted stock. Upon issuance, one-third of the shares of restricted stock issued to you will vest. The remaining two-thirds of the shares of restricted stock will be held in our custody until it vests; one-third on the first anniversary of the date of issuance, and the remaining one-third on the second anniversary of the date of issuance, provided that you remain an employee, director or consultant of PAULA Financial or one of our subsidiaries on such dates.

         UNDER WHAT CIRCUMSTANCES WILL I FORFEIT THE RESTRICTED STOCK I RECEIVE IN THIS OFFER?

         You will forfeit the unvested portion of the restricted stock received in exchange for your tendered options if you cease to an employee, director or consultant of PAULA Financial or one of our subsidiaries by reason of termination with "cause" (as defined in the restricted stock agreement) or by reason of voluntary resignation (other than because of disability) for any reason before the restricted stock vests. (Page 20)

         WHAT ARE THE OTHER RESTRICTIONS ON THE RESTRICTED STOCK?

         No restricted stock will actually be issued to you in exchange for your tendered options accepted for exchange and cancelled until you sign the applicable restricted stock agreement and return it to us, together with payment of the $.01 par value per share for your restricted stock. The restricted stock that will then be issued to you will be subject to certain forfeiture provisions and transfer restrictions contained in your restricted stock agreement. Your restricted stock may not be sold or transferred in any manner until that stock vests. Accordingly, the stock certificate for the unvested portion of your restricted stock will be held in our custody while it remains unvested and subject to forfeiture.

         WHEN YOUR RESTRICTED STOCK VESTS, YOU WILL RECOGNIZE IMMEDIATELY TAXABLE INCOME EQUAL TO THE FAIR MARKET VALUE OF YOUR VESTED SHARES AT THAT TIME. You will not receive the stock certificate for your vested shares until you provide for the payment to us of the federal and state income and employment withholding taxes to which you become subject as a result of such income, either by cash payment or in accordance with another arrangement agreed upon between you and us. (Page 25)

         AM I ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF RESTRICTED STOCK PRIOR TO VESTING?

         Yes. Once you sign the restricted stock agreement and return it to us, together with the payment of the $.01 per share par value of your restricted stock, you will have dividend, voting and other stockholder rights with respect to the restricted stock issued to you pursuant to the offer, even though the stock certificate is held in our custody until you vest in your restricted stock. In addition, we will send you all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. (Page 25)

         MAY I TENDER UNVESTED OPTIONS?

         Yes. You may tender your eligible options whether or not they are vested.

         DO I HAVE TO TENDER OPTIONS FOR ALL SHARES OR MAY I DECIDE TO TENDER OPTIONS FOR ONLY A PORTION OF THE SHARES SUBJECT TO MY ELIGIBLE OPTIONS?

         You are not required to accept the offer. If you choose to tender any options for exchange, you may choose to tender one option and not tender another. You may tender any particular option in whole or in part. If you choose to tender any options for exchange, you will be required to indicate in the letter of transmittal the particular option grants you are tendering.

         For example, if you have received two eligible options, you may choose to tender neither of these eligible options, both of these eligible options, or one of these eligible options. For each option that you tender, you may tender with respect to all or only a portion of the shares subject to that option. (Page 20)

         WHAT HAPPENS IF THE COMPANY IS ACQUIRED?

         If we are acquired prior to expiration of the offer, you may withdraw your tendered options and have the rights afforded you under the existing agreements evidencing those options.

         Should we be acquired after the issuance of your restricted stock but prior to its vesting (i) in a merger or similar transaction in which our outstanding common stock is converted into cash, securities or other property and our board does not recommended the transaction to our stockholders or in which you do not receive similar rights in exchange for your restricted stock or
(ii) in a sale of all or substantially all of our assets (unless the terms of the sale provide otherwise), your restricted stock will vest in full. In addition, should we be acquired in certain other specified transactions after the issuance of your restricted stock but prior to its vesting, and the acquiring company elects to assume your restricted stock, then if your continued employment by or service to the successor or surviving company ceases within one
(1) year following the acquisition by reason of involuntary termination without "cause" or by reason of your voluntary termination within thirty (30) days following a reduction in your duties, a reduction in your compensation or a relocation of your place of work, without your consent, your restricted stock will vest on an accelerated basis immediately upon such termination of employment or service. (Page 26)

         WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         You will be required under current law to recognize income for federal income tax purposes at the time the restricted stock issued to you vests. This means that you will recognize immediately taxable income with respect to one-third of the shares covered by your restricted stock issuance on the date of issuance. The amount of such income will be equal to the fair market value of the vested portion of your restricted stock, and you must provide for the payment to us of the federal and state income and withholding taxes to which you become subject as a result of such income, either by cash payment or in accordance with another arrangement agreed upon between you and us. You will also recognize taxable income on each future date on which a portion of your restricted stock vests, in the absence of an election under Section 83(b) of the Internal Revenue Code. The amount of income recognized will equal the fair market value of the vested shares on the vesting date, and you must provide for the payment to us of the federal and state income and withholding taxes to which you become subject on that vesting date, either by cash payment or in accordance with another arrangement agreed upon between you and us. We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you at the time your restricted stock vests. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer.

         Alternatively, if you make an election under Section 83(b) of the Internal Revenue Code to be taxed on the fair market value of your unvested restricted stock at the time of issuance, you will recognize immediately taxable income with respect to the value of all shares of restricted stock and you will be required to pay the income and withholding taxes pertaining to the restricted stock on the date of issuance. If you cease to be an employee, director or consultant of PAULA Financial or one of our subsidiaries by reason of termination with "cause" or voluntary resignation before you vest in the restricted stock, you would not receive the unvested restricted stock, and you would not be able to recover any taxes you paid on unvested shares.

         By way of example, assume that you are issued 600 shares of restricted stock in cancellation of your options under the program. Assume further that:

     o the options are cancelled on June 20, 2001, the scheduled expiration date of the offer, and shortly thereafter you sign the restricted stock agreement and pay us $.01 per share and your restricted stock is issued on June 20, 2001;

     o you continue to be an employee, director or consultant of PAULA Financial or one of our subsidiaries through June 20, 2003 and vest in all of the restricted stock;

     o on June 20, 2001, the date of issuance of the restricted stock, the value of your shares is $2.00 per share; on June 20, 2002, the date that an additional one-third of your restricted stock vests, the value of your shares is $4.00 per share and on June 20, 2003, the date that the remaining one-third of your restricted stock vests, the value of your shares is $5.00 per share; and

     o you do not make an election under Section 83(b) of the Internal Revenue Code to be taxed on unvested restricted stock.

Accordingly, you would recognize taxable income in the amount of $400 on June 20, 2001, the date of issuance of the restricted stock and the date of vesting of one-third of your restricted stock, of $800 on June 20, 2002, the date that an additional one-third of your restricted stock vests, and $1,000 on June 20, 2003, the date that the remaining one-third of your restricted stock vests, and you would have to provide for the payment to us on those dates of the applicable federal and state income and employment withholding taxes on that income, either by cash payment or in accordance with another arrangement agreed upon between you and us. If we use the special withholding tax rates for such income, the aggregate of the payments that you would owe us in respect of withholding taxes, at current rates, would be as follows:

                  Federal Withholding:      $616     ($2,200 x 28%)

                  State Withholding:        $132     ($2,200 x 6%)

                  Medicare:                 $31.90   ($2,200 X 1.45%)
                                            -------------------------

                  Total:...                 $779.90

In addition, under current rates, you would be subject to FICA taxes on such taxable income each year at the rate of 6.2%, to the extent your compensation from us in the calendar year of vesting was less than $80,400, and you may also be subject to certain state payroll tax withholding such as SDI if your compensation has not exceeded the taxable wage base at the time your shares vest. (Page 31)

         IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

         We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the Internal Revenue Service may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the Internal Revenue Service that your incentive stock options were modified would extend your holding period with respect to the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two (2) years from the date of the deemed modification of your incentive stock options or (ii) one (1) year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-statutory stock options upon exercise. We recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the eligible options you do not exchange, if any, and to the subsequent sale of the common stock purchased under those options. (Page 31)

         WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         The offer expires on June 20, 2001, at 5:00 p.m., Pacific Standard Time, unless it is extended by us.

         Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pacific Standard Time, on the next business day following the previously scheduled expiration of the offer period. (Page 15)

         HOW DO I TENDER MY OPTIONS?

         If you decide to tender your options, you must deliver, before 5:00 p.m., Pacific Standard Time, on June 20, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to PAULA Financial, 300 North Lake Avenue, Suite 300, Pasadena, California 91101, Attention: Debbie Maddocks, Vice President of Finance and Investor Relations.

         If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer.

         We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer. (Page 18)

         DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options at any time before 5:00 p.m., Pacific Standard Time, on June 20, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described in this offer. (Page 19)

         WHAT DO YOU THINK OF THE OFFER?

         Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. We have been informed by our executive officers and non-employee directors that they intend to accept the offer. (Page 18)

         WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact:

                  Debbie Maddocks
                  Vice President of Finance and Investor Relations
                  PAULA Financial
                  300 North Lake Avenue
                  Suite 300
                  Pasadena, California 91101
                  (telephone: (626) 304-0401)
                  (facsimile: (626) 405-2460)
                  (e-mail: DebbieMaddocks@paula.com)

                                    THE OFFER

1.       NUMBER OF SHARES OF RESTRICTED STOCK; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the offer, we will exchange, for restricted stock to be issued under the option plans, all eligible options that are properly tendered by current employees, directors and consultants of PAULA Financial or one of our subsidiaries and not validly withdrawn in accordance with section 4 before the "expiration date," as defined below. Eligible options are all options held by current employees, directors and consultants of PAULA Financial or one of our subsidiaries that are outstanding under the option plans.

         If you tender options for exchange, then you will receive, in exchange for the options you tender, a number of shares of restricted stock equal to the total number of shares subject to the eligible options you tender that are accepted and cancelled. The restricted stock will be issued under the same option plan under which the tendered options were granted, except that if you are a director or consultant of PAULA Financial or one of our subsidiaries (and not an employee of any of them) who tenders options under the 1994 plan, you will receive restricted stock under the 1997 plan. The restricted stock will be issued promptly after the date your tendered options are accepted and cancelled upon your return to us of a properly executed restricted stock agreement, together with payment of the $.01 per share par value of your restricted stock (rounded up to the nearest whole cent).

         IF YOU CEASE TO BE AN EMPLOYEE, DIRECTOR OR CONSULTANT OF PAULA FINANCIAL OR ONE OF OUR SUBSIDIARIES BY REASON OF TERMINATION WITH "CAUSE" (AS DEFINED IN THE RESTRICTED STOCK AGREEMENT) OR BY REASON OF VOLUNTARY RESIGNATION (OTHER THAN BECAUSE OF DISABILITY) PRIOR TO THE DATE THE UNVESTED PORTION OF YOUR RESTRICTED STOCK VESTS, YOU WILL NOT RECEIVE THAT PORTION OF YOUR RESTRICTED STOCK IN EXCHANGE FOR YOUR TENDERED OPTIONS. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE, DIRECTOR OR CONSULTANT OF PAULA FINANCIAL OR ONE OF OUR SUBSIDIARIES ON THE DATE OF ISSUANCE AND AS A RESULT ARE NOT ISSUED ANY RESTRICTED STOCK.

         If you tender options for exchange, we will issue you restricted stock under the option plans pursuant to a restricted stock agreement and your payment of the $.01 per share par value of your restricted stock (rounded up to the nearest whole cent). Regardless of the current vesting schedule of your options, one-third of the restricted stock will vest on the date the tendered options are accepted and cancelled, and the remaining two-thirds will vest in equal installments on the first and second anniversaries of that date, provided that you remain an employee, director or consultant of PAULA Financial or one of our subsidiaries on each such date. If we cancel tendered options on June 20, 2001, which is the scheduled expiration of the offer, one-third of the restricted stock will vest on that date, one-third will vest on June 20, 2002, and the remaining one-third will vest on June 20, 2003. At the time of such vesting, you will recognize immediately taxable income equal to the fair market value of your vested shares, and, before we deliver certificates for those vested shares to you, you must provide for the payment to us of the federal and state income and employment withholding taxes to which you become subject as a result of such income, either by cash payment or in accordance with another arrangement agreed upon between you and us. One-third of the shares issued in your restricted stock grant will vest on the date of grant; accordingly, to receive a certificate representing those immediately vested shares, you will need to provide for the payment to us of the federal and state income and withholding taxes for one-third of your restricted stock.

         The term "expiration date" means 5:00 p.m., Pacific Standard Time, on June 20, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer, and section 6 for a description of conditions to the offer.

         If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten (10) business days after the date of such publication:

                  (a) (1) we increase or decrease the amount of consideration offered for the options;

                      (2) we decrease the number of options eligible to be
                          tendered in the offer; or

                      (3) we increase the number of options eligible to be
                          tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

                  (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 14.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time, and a "trading day" means any business day on which a closing sale price of our common stock is reported on the Nasdaq National Market.

2.       PURPOSE OF THE OFFER.

         We issued the options outstanding under the option plans for the following purposes:

         o to provide our employees, directors and consultants an opportunity to acquire or increase an equity interest in PAULA Financial, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

         o to encourage our employees, directors and consultants to continue their respective relationships with us.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options have little or no current value as an incentive to retain and motivate our employees, directors and consultants and are unlikely to be exercised in the foreseeable future. By making this offer to exchange certain outstanding options for restricted stock, we intend to provide our current employees, directors and consultants with the benefit of equity ownership in us, and thereby create better performance and retention incentives for current employees, directors and consultants following the date the tendered options are accepted and cancelled.

         We continually evaluate strategic opportunities as they arise, including business combination transactions, capital infusions, and the purchase or sale of assets. We also routinely grant options to our employees and non-employee directors, and offer our common stock as an investment alternative under our 401(k) plan. We currently expect that our board of directors will authorize an offer to exchange outstanding options held by current employees and directors and not issued under either of the options plans, which offer will commence at least ten (10) business days after the termination of this offer. Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

                  (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

                  (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

                  (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

                  (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

                  (e) any other material change in our corporate structure or business;

                  (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

                  (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

                  (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

                  (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

                  (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS FOR EXCHANGE, TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES.

3.       PROCEDURES FOR TENDERING OPTIONS.

         PROPER TENDER OF OPTIONS. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at 300 North Lake Avenue, Suite 300, Pasadena, California, 91101, Attention: Debbie Maddocks, Vice President of Finance and Investor Relations, before the expiration date.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. HOWEVER, WE WILL ONLY ACCEPT PAPER DELIVERY, AND THEREFORE DELIVERY BY E-MAIL WILL NOT BE ACCEPTED. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to eligible options or to be issued as restricted stock. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine do not comply with the conditions of this offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.

Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options that have not been validly withdrawn promptly after the expiration of the offer.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this section 4.

         You may withdraw your tendered options at any time before 5:00 p.m., Pacific Standard Time, on June 20, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Pacific Standard Time, on July 23, 2001, you may withdraw your tendered options at any time after July 23, 2001 until they are accepted and cancelled.

         To validly withdraw tendered options, you must deliver to us, at the address set forth on the back cover of this offer to exchange, a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and the particular options (including the number of option shares subject to each such option) to be withdrawn. You may withdraw some or all of your tendered options and, if you choose, you may withdraw only a portion of a particular tendered option. The notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3.

         Neither PAULA Financial nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK.

         Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept eligible options for exchange and cancellation if properly tendered and not validly withdrawn before the expiration date. If your tendered options are accepted and cancelled on June 20, 2001, the scheduled expiration date of the offer, we will forward to you, as soon as practicable, a restricted stock agreement for execution in connection with the issuance to you of restricted stock. The restricted stock will be issued under the same option plan under which the tendered options were granted, except that if you are a director or consultant of PAULA Financial or one of our subsidiaries (and not an employee of any of them) who tenders options under the 1994 plan, you will receive restricted stock under the 1997 plan. Your restricted stock will be issued upon your return to us of a properly executed restricted stock agreement and your payment to us of the $.01 per share par value of your restricted stock (rounded up to the nearest whole cent). We will distribute to you certificates representing your shares of restricted stock promptly after you provide for the payment to us of any required federal and state income and withholding taxes with respect to the vested portion of your restricted stock, either by cash payment or in accordance with another arrangement agreed upon between you and us.

         If you tender any of your eligible options for exchange, then you will receive, in exchange for your tendered options that are accepted and cancelled by us, a number of shares of restricted stock equal to the total number of shares subject to the eligible options you tender that are accepted and cancelled.

         IF YOU CEASE TO BE AN EMPLOYEE, DIRECTOR OR CONSULTANT OF PAULA FINANCIAL OR ONE OF OUR SUBSIDIARIES BY REASON OF TERMINATION WITH "CAUSE" (AS DEFINED IN THE RESTRICTED STOCK AGREEMENT) OR BY REASON OF VOLUNTARY RESIGNATION (OTHER THAN BECAUSE OF DISABILITY) AFTER THE DATE THAT YOU TENDER YOUR OPTIONS BUT BEFORE THE DATE THAT THE UNVESTED PORTION OF YOUR RESTRICTED STOCK VESTS, YOU WILL NOT RECEIVE THAT PORTION OF YOUR RESTRICTED STOCK IN EXCHANGE FOR YOUR TENDERED OPTIONS. YOU ALSO WILL NOT RECEIVE ANY CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE, DIRECTOR OR CONSULTANT OF PAULA FINANCIAL OR ONE OF OUR SUBSIDIARIES ON THE DATE OF ISSUANCE AND AS A RESULT ARE NOT ISSUED ANY RESTRICTED STOCK. THIS OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT WITH US, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR YOU AT ANY TIME, INCLUDING PRIOR TO YOU BEING ISSUED OR VESTING IN THE RESTRICTED STOCK, FOR ANY REASON WITH OR WITHOUT CAUSE. LIKEWISE, THIS OFFER DOES NOT AFFECT THE TERMS ON WHICH YOU SERVE AS ONE OF OUR DIRECTORS OR CONSULTANTS.

         You are not required to accept the offer. If you choose to tender any eligible options for exchange, you may choose to tender one option and not tender another. You may tender any particular option in whole or in part. For example, if you have received two eligible options, you may choose to tender neither of these eligible options, both of these eligible options, or one of these eligible options. For each option you tender, you may tender with respect to all or only a portion of the shares covered by that option. If you choose to tender any options for exchange, you will be required to indicate in the letter of transmittal the particular option grants you are tendering (including the number of option shares for which each such option is tendered).

         For purposes of the offer, we will be deemed to have accepted options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be by press release or e-mail. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept and cancel tendered options, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted and cancelled, the number of shares of restricted stock that will be issued to the option holder, the par value that must be paid in cash for the restricted stock, and the amount of any required federal and state income and withholding taxes with respect to the vested portion of the restricted stock.

6.       CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the offer, we will not be required to accept any options tendered to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after May 22, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered to us:

                  (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of restricted stock, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of PAULA Financial or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

                  (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                      (1) make the acceptance for exchange of, or issuance of restricted stock for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

                      (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock for, some or all of the tendered options;

                      (3) materially impair the benefits we hope to receive as a result of the offer; or

                      (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of PAULA Financial or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

                  (c) there shall have occurred:

                      (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, in the Nasdaq National Market, or in the over-the-counter market;

                      (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                      (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                      (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                      (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of PAULA Financial or our subsidiaries or on the trading in our common stock;

                      (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

                      (7) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

                      (8) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 22, 2001;

                  (d) there shall have occurred any change in generally accepted accounting standards which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for the offer;

                  (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                      (1)  any person, entity or "group," within the meaning of
                           Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC before May 22, 2001;

                      (2)  any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC before May 22, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                      (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

                  (f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         There is no established trading market for options granted under the option plans.

         Our common stock is quoted on the Nasdaq National Market under the symbol "PFCO." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.


QUARTER ENDED                                      HIGH                   LOW
June 30, 2001 (through May 21, 2001)              $3.840                $1.080
March 31, 2001                                     2.125                 1.125
December 31, 2000                                  3.875                 1.656
September 30, 2000                                 4.375                 2.250
June 30, 2000                                      3.438                 2.141
March 31, 2000                                     7.625                 2.875
December 31, 1999                                  7.375                 5.375
September 30, 1999                                 9.625                 6.188
June 30, 1999                                      9.375                 6.375
March 31, 1999                                    10.438                 6.750

         On May 21, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $3.84 per share.

         Our stock price has been, and in the future may be, highly volatile and could continue to decline. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK.

         CONSIDERATION. The restricted stock to be issued in exchange for eligible options properly tendered and accepted for exchange and cancellation by us will be issued under our option plans. The restricted stock will be issued under the same option plan under which the tendered options were granted, except that if you are a director or consultant of PAULA Financial or one of our subsidiaries (and not an employee of any of them) who tenders options under the 1994 plan, you will receive restricted stock under the 1997 plan. The number of shares of restricted stock to be issued to each option holder will be equal to the total number of shares subject to the eligible options tendered by such option holder and accepted and cancelled by us. However, no restricted stock will be actually issued to an option holder until that person signs a restricted stock agreement and returns it to us, together with payment of the $.01 per share par value of the restricted stock (rounded up to the nearest whole cent). We will distribute to you certificates representing your shares of restricted stock promptly after you provide for the payment to us of any required federal and state income and withholding taxes with respect to the vested portion of the restricted stock, either by cash payment or in accordance with another arrangement agreed upon between you and us.

         If we receive and accept tenders of all eligible options, we will issue approximately 311,000 shares of restricted stock. If all eligible options are properly tendered and accepted and cancelled, the shares of restricted stock to be issued will equal approximately 6% of the total shares of our common stock outstanding as of May 21, 2001. Shares of common stock subject to all tendered eligible options that are accepted and cancelled will, after such cancellation, be available for regrant and issuance under the option plans, and may provide some of the necessary shares reserved under the option plans in order to carry out the exchange that is the subject of this offer.

         TERMS OF RESTRICTED STOCK. The following description of the terms of the restricted stock is a summary and is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the option plans and the form of restricted stock agreement. Complete information about the option plans and the restricted stock agreement is included in the 1994 plan, the 1997 plan, and the form of restricted stock agreement. The 1994 plan has been filed as Exhibit 10.6 to our Registration Statement on Form S-1, filed with the U.S. Securities and Exchange Commission on August 8, 1997. The 1997 plan, as amended and restated, and the form of restricted stock agreement have been filed with the U.S. Securities and Exchange Commission as exhibits to the Schedule TO. Please contact us at 300 North Lake Avenue, Suite 300, Pasadena, California 91101, Attention: Debbie Maddocks, Vice President of Finance and Investor Relations (telephone: (626) 304-0401), to receive a copy of the option plans or the restricted stock agreement. We will promptly furnish you with copies of these documents at our expense.

         GENERAL. Awards of restricted stock under the 1994 plan may be made to our employees. Awards of restricted stock under the 1997 plan may be made to our employees, directors or consultants. At present, 550,000 shares of our common stock are reserved for issuance under our 1994 plan and 200,000 shares of our common stock are reserved for issuance under our 1997 plan. We currently intend to submit for approval by our stockholders at our 2001 annual meeting a proposal to increase the number of shares reserved for issuance under our 1997 plan by an additional 700,000 shares.

         The restricted stock issued under the option plans will be evidenced by a restricted stock agreement between us and each option holder whose tendered options in the offer are accepted and cancelled. The restricted stock agreement will contain the vesting provisions and other restrictions applicable to the restricted stock to be issued to each such option holder. The shares of restricted stock will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, conveyance, pledge, hypothecation or gift.

         Once you sign the restricted stock agreement and return it to us, together with the payment of the $.01 per share par value of your restricted stock, we will issue in your name the number of shares of restricted stock that you are entitled to receive in connection with the offer. Until the shares have vested in accordance with the restricted stock agreement, we will hold the certificates representing the unvested portion of your restricted shares in our custody. After you have provided for the payment to us any required federal and state income and withholding taxes with respect to the vested portion of the restricted stock, either by cash payment or in accordance with another arrangement agreed upon between you and us, we will deliver to you the stock certificates representing the vested portion of the restricted stock issued to you pursuant to the offer. You will have dividend, voting and other stockholder rights with respect to all of the restricted stock, even though the stock certificate representing the unvested portion of the restricted stock is held in our custody until you vest in that portion of the restricted stock. In addition, we will send you all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. However, if you do not vest in the unvested portion of the restricted stock and it is forfeited to us, you will lose all stockholder rights with respect to those shares, and you will not be sent notices of meetings, proxy statements or other materials distributed to our stockholders unless you otherwise continue to hold shares of our common stock.

         VESTING; FORFEITURE. Regardless of the current vesting schedule of the options that you tender to us in the offer, one-third of the restricted stock you receive will vest immediately on the date your tendered options are accepted and cancelled, and the remaining two-thirds will vest in equal installments on the first and second anniversaries of that date. In addition, the unvested portion of your restricted stock will vest in full on the date you cease to be an employee, director or consultant of PAULA Financial or one of our subsidiaries by reason of death or "disability" (as defined in the restricted stock agreement) or involuntary termination without "cause" (as defined in the restricted stock agreement). The unvested portion of the restricted stock will be subject to forfeiture if your employment or service as a director or consultant is terminated by us (or by our stockholders, in the case of a non-employee director) for "cause" (as defined in the restricted stock agreement) or if you resign your employment or service as a director or consultant to PAULA Financial and our subsidiaries for any reason other than disability.

         ACCELERATION. All unvested restricted stock awards will vest if you cease to be an employee, director or consultant of PAULA Financial or one of our subsidiaries by reason of "involuntary termination" within one year following a "change of control." Under the restricted stock agreement, a "change of control" occurs if: (a) any person or group acquires more than 50% of the total combined voting power of our outstanding securities in a transaction not approved in advance by our board; (b) there is a change in the composition of our board over the two-year period beginning on the date of issuance of the restricted stock, such that a majority of our board ceases, by reason of contested election(s) for board membership, to be comprised of individuals who either (I) have been on our board continuously since the beginning of such period or (II) have been elected or nominated as board members by at least a majority of those board members described in clause (I) who were still in office at the time of such election or nomination or (c) we complete a merger or similar transaction in which our outstanding common stock is exchanged for or converted into cash, securities or other property not issued by PAULA Financial.

         An "involuntary termination" under the restricted stock agreement means:(i) your involuntary dismissal or discharge by PAULA Financial or one of our subsidiaries for reasons other than "cause" or (ii) your voluntary resignation within 30 days following
(A) a change in your position with PAULA Financial (or our subsidiary for which you perform services) that materially reduces your duties and level of responsibilities or the level of management to which you report, (B) a reduction in your compensation (including base salary, fringe benefits and target bonus) by more than 15% or (C) a relocation of your place of employment with PAULA Financial (or our subsidiary for which you provide services) by more than 50 miles; provided such change, reduction or relocation is effected without your consent.

         In addition, your unvested shares of restricted stock will immediately vest if: (a) we dissolve or liquidate; (b) we complete a merger or similar transaction in which our outstanding common stock is exchanged for or converted into cash, property and/or a different kind of securities, unless our board of directors affirmatively recommends that transaction to our stockholders and the terms of the transaction provide that you receive securities on terms substantially similar to the restricted stock; or (c) we sell all or substantially all of our property and assets, unless the terms of the sale provide otherwise.

         FEDERAL INCOME TAX CONSEQUENCES. You will be required under current law to recognize income for federal income tax purposes at the time your restricted stock vests. Accordingly, you will recognize immediately taxable income with respect to one-third of your restricted stock on the date of issuance, and unless you make an election under Section 83(b) of the Internal Revenue Code, you will recognize taxable income on each subsequent vesting date. The amount of taxable income will be equal to the fair market value of the vested portion of your restricted stock at the time of vesting, and you must provide for the payment to us of the federal and state income and withholding taxes to which you become subject as a result of such income, either by cash payment or in accordance with another arrangement agreed upon between you and us. We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you at the time your restricted stock vests. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer.

         Alternatively, if you make an election under Section 83(b) of the Internal Revenue Code to be taxed on the fair market value of your unvested restricted stock at the time of issuance, you will be required to provide for the payment to us of the income and withholding taxes pertaining to the unvested restricted stock on the date of issuance, either by cash payment or in accordance with another arrangement agreed upon between you and us. If you cease to be an employee, director or consultant of PAULA Financial or one of our subsidiaries before you vest in the restricted stock, you would not be able to recover the taxes you were required to pay and you would not receive the unvested portion of your restricted stock.

         ACCOUNTING TREATMENT. The replacement of fixed stock option awards with restricted stock will result in the recognition of compensation cost by PAULA Financial for the issuance of restricted stock. The compensation cost is measured as the quoted market price of the stock on the measurement date less the amount paid of $0.01 per share for the restricted stock. The compensation cost will be recognized as an expense in accordance with the restricted stock vesting provisions. The compensation cost will be allocated one-third on the date of issuance and the remaining two-thirds over the two-year vesting period to expense.

9.       INFORMATION CONCERNING PAULA FINANCIAL.

GENERAL. We are a California-based specialty underwriter and distributor of commercial insurance products which, through our subsidiary PAULA Insurance Company, underwrites workers' compensation insurance products and services for the agribusiness industry. Our principal product consists of workers' compensation insurance policies sold primarily to agribusiness employers.

         We are incorporated in Delaware. Our principal executive officers are located at 300 North Lake Avenue, Suite 300, Pasadena, California 91101, and our telephone number is (626) 304-0401.

         FINANCIAL INFORMATION. The selected data presented below under the captions "Income Statement Data" and "Balance Sheet Data" as of December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 are derived from the consolidated financial statements of PAULA Financial and subsidiaries included in our annual report on Form 10-K for the year ended December 31, 2000, which financial statements have been audited by KPMG LLP, independent auditors. The selected data presented below for the three-month periods ended March 31, 2001 and 2000 and as of March 31, 2001 are derived from the unaudited condensed consolidated financial statements that are included in our quarterly report on Form 10-Q for the quarter ended March 31, 2001. The information presented below should be read together with the consolidated financial statements and related notes in our Form 10-K and Form 10-Q, as well as the section of our Form 10-K and our other reports entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                             YEARS ENDED DECEMBER 31,       THREE MONTHS ENDED MARCH 31,
-------------------------------------------------------------------------------------------------------------
                                              2000            1999            2001            2000
-------------------------------------------------------------------------------------------------------------
                                              (DOLLARS IN THOUSANDS)                 (UNAUDITED)
                                                                               (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Gross premiums written                   $       97,388  $      117,808  $       21,062  $        33,486

-------------------------------------------------------------------------------------------------------------
Net premiums earned:
   Workers' compensation                 $       97,480  $       80,126  $       11,351  $        27,415
   Group medical and life                           681             830              --              211
Commissions                                       6,312           4,777           1,831            1,421
Net investment income                            10,311           9,697           2,238            2,507
Net realized investment gains                    (5,592)         (1,515)              9             (117)
(losses)(3)
Other                                               718             820             298              268

-------------------------------------------------------------------------------------------------------------
Total income                             $      109,910  $       94,735  $       15,727  $        31,705
Losses and loss adjustment expenses
incurred                                         96,355          82,234           9,572           23,426
Dividends provided for policyholders                297             383              55              248
Operating expenses                               34,510          32,834           5,972            9,545

-------------------------------------------------------------------------------------------------------------
Total expenses                           $      131,162  $      115,451  $       15,599  $        33,219
Equity in net loss of unconsolidated             (1,377)           (506)             --              (94)
affiliate

-------------------------------------------------------------------------------------------------------------
Income (loss) before taxes                      (22,629)        (21,222)            128           (1,608)
Income tax expense (benefit)                     (3,424)         (7,483)              8             (575)

-------------------------------------------------------------------------------------------------------------
Net income (loss)                        $      (19,205) $      (13,739) $          120  $        (1,033)

-------------------------------------------------------------------------------------------------------------
Earnings (loss) per share (1)            $        (3.51) $        (2.35) $         0.02  $         (0.18)
Weighted average shares outstanding (1)       5,475,170       5,847,836       5,341,979        5,636,977
Earnings (loss) per share--assuming      $        (3.51) $        (2.35) $         0.02  $         (0.18)
dilution(1)
Weighted average shares                       5,475,170       5,847,836       5,341,979        5,636,977
outstanding--assuming dilution (1)
Ratio of earnings to fixed charges                (12.8)          (26.3)            1.4             (3.3)


                                               AS OF DECEMBER 31,    THREE MONTHS ENDED MARCH 31,
-------------------------------------------------------------------------------------------------
                                              2000          1999                 2001
-------------------------------------------------------------------------------------------------
                                             (DOLLARS IN THOUSANDS)           (UNAUDITED)
                                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Investments(2)                            $    148,335  $    134,836   $        136,436
Total assets                                   225,244       259,818            215,334
Unpaid losses and LAE                          152,597       158,944            138,392
Notes payable                                   12,879        16,632              8,379
Total liabilities                              188,913       207,625            177,657
Net stockholders' equity                        36,331        52,193             37,677
Book value per share                                --            --               7.05

(1) See Note 1 of Notes to Consolidated Financial Statements contained in the Company's annual report on Form 10K for the fiscal year ended December 31, 2000 for a description of the calculation of weighted average shares outstanding and earnings (loss) per share.

(2)      Investments are reflected at market value.

(3)      In 2000 includes impairment loss on unconsolidated affiliate.

         See section 16 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data we have summarized above.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of May 21, 2001, our executive officers and directors as a group beneficially owned options to purchase a total of 600,000 shares of our common stock, which represented approximately 95% of the shares subject to all options outstanding as of that date, including options to purchase 282,000 shares of our common stock under the option plans, which represented approximately 91% of the shares subject to all options outstanding under the option plans as of that date. For information with respect to the beneficial ownership by our directors and officers of options to purchase our common stock, please refer to the amendment to our annual report on Form 10-K/A, filed with the U.S. Securities and Exchange Commission on April 30, 2001. Our executive officers and non-employee directors have informed us that they intend to tender their eligible options pursuant to the offer.

         Other than periodic purchases of our common stock pursuant to the provisions of our 401(k) plan and ordinary course grants of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock that were effected during the past 60 days by PAULA Financial or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of PAULA Financial.

         We have implemented a key employee/consultant loan program that provides funds exclusively for the borrowers' purchase of our common stock. We are authorized to issue loans of up to an aggregate of $1,000,000. The loans are full recourse, bear interest at the rate of 8 1/2% per annum, are payable quarterly, have a three year maturity and are secured by the stock purchased. The loan program was reviewed and approved by our Executive Compensation Committee. As of December 31, 2000, among others, Messrs. Geddes, Muza, Nicholson and Hansen were indebted to us in the principal amounts of $20,000, $20,000, $50,000 and $50,000, respectively, for loans made under the program.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

         All tendered options that are accepted for exchange will be cancelled. All shares subject to options that are accepted and cancelled will be available, after such cancellation, for regrant or issuance under the option plans, and may fund part of the share reserve under the option plans necessary to carry out the exchange that is the subject of this offer.

         The replacement of fixed stock option awards with restricted stock will result in the recognition of compensation cost by PAULA Financial for the issuance of restricted stock. The compensation cost is measured as the quoted market price of the stock on the measurement date less the amount paid of $0.01 per share for the restricted stock. The compensation cost will be recognized as an expense in accordance with the restricted stock vesting provisions. The compensation cost will be allocated one-third on the date of issuance and the remaining two-thirds over the two-year vesting period to expense.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business and that might be adversely affected by our exchange of options and our grant of restricted stock as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our restricted stock as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and cancellation and to issue restricted stock for tendered options is subject to conditions, including the conditions described in section 6.

13.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees.

         ISSUANCE OF RESTRICTED STOCK. Upon the issuance of the restricted stock in exchange for your eligible options, you will be required to recognize income to the extent of the vested portion of your restricted stock. This means that you will recognize immediately taxable income with respect to one-third of the shares covered by your restricted stock issuance on the date of issuance.

         Additionally, you may make an election under Section 83(b) of the Internal Revenue Code to recognize income pertaining to the unvested portion of your restricted stock on issuance rather than on each vesting date. This election must be made within thirty (30) days after the date of issuance of the restricted stock. If you make such an election, then you will recognize immediately taxable income equal to the fair market value of all restricted stock (vested and unvested) at the time the restricted stock is issued, and you must provide for the payment to us of the federal and state income and employment withholding taxes to which you are subject as a result of such income, either by cash payment or in accordance with another arrangement agreed upon between you and us. Should you subsequently forfeit any portion of the restricted stock because you cease to be an employee, director or consultant of PAULA Financial or one of our subsidiaries by reason of termination with "cause" or voluntary resignation before the last vesting date, then you will not be able to recover the taxes you paid with respect to your unvested restricted stock or to claim any deduction for those taxes.

         In the absence of such a Section 83(b) election, you will recognize taxable income at the time your restricted stock vests. One-third of your restricted stock will vest immediately on the date of issuance, and the remaining two-thirds will vest in equal installments on the first and second anniversaries of the date of issuance. The amount of such income will equal the fair market value of the restricted stock that vests on that date, and you must provide for the payment to us of the federal and state income and withholding taxes to which you become subject as a result of such income, either by cash payment or in accordance with another arrangement agreed upon between you and us.

         We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you in connection with the issuance or vesting of your restricted stock.

         SUBSEQUENT SALE OF RESTRICTED STOCK. Upon a sale or other taxable disposition of the restricted stock, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less their fair market value at the time you recognized taxable income in connection with those shares. A capital loss will result to the extent the amount realized upon such sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the sale.

         The capital gain holding period for the one-third portion of your restricted stock that is immediately vested will being on the date of issuance of the restricted stock. The capital gain holding period for the unvested portion the restricted stock will start either (i) at the time the restricted stock vests, if no Section 83(b) election is filed at the time of issuance, or
(ii) at the time of issuance, if you file the Section 83(b) election within 30 days after the date of issuance.

         EFFECT ON INCENTIVE STOCK OPTIONS NOT TENDERED. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the Internal Revenue Service may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the Internal Revenue Service that your incentive stock options were modified would extend your holding period with respect to the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. That extended holding period for long-term capital gain would require that any taxable sale or disposition of the shares not take place until the later of (i) two (2) years from the date of the deemed modification of your incentive stock options or (ii) one (1) year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-statutory stock options upon exercise.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

         ADDITIONALLY, IF YOU CHOOSE NOT TO EXCHANGE ALL YOUR ELIGIBLE OPTIONS, WE ALSO RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES APPLICABLE TO THE EXERCISE OF THE ELIGIBLE OPTIONS THAT YOU DO NOT EXCHANGE AND TO THE SUBSEQUENT SALE OF THE COMMON STOCK PURCHASED UNDER THOSE OPTIONS.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange and cancellation of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any tendered options upon the occurrence of any of the conditions specified in section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires us to pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change, such as, for example, by press release.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten (10) business days after the date of such publication:

                  (a) (1) we increase or decrease the amount of consideration offered for the options;

                      (2) we decrease the number of options eligible to be
                          tendered in the offer; or

                      (3) we increase the number of options eligible to be
                          tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

                  (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section 14.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.      ADDITIONAL INFORMATION.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO or the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

                  1. our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001 and as amended by the Form 10-K/A, filed with the SEC on April 30, 2001;

                  2. our quarterly report on Form 10-Q for our fiscal quarter ended March 30, 2001, filed with the SEC on May 11, 2001;

                  3. the description of our common stock included in our registration statement on Form S-1, which was filed with the SEC on August 8, 1997, including any amendments or reports we file for the purpose of updating that description; and

                  4. our registration statement on Form S-8 (File No. 333-42627), filed with the SEC on December 18, 1997.

         The SEC file number for these filings is 0-23181. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

   450 Fifth Street, N.W.    7 World Trade Center        500 West Madison Street
        Room 1024                 Suite 1300                  Suite 1400
  Washington, D.C. 20549    New York, New York 10048     Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "PFCO," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                                 PAULA Financial
                          Attention: Investor Relations
                        300 North Lake Avenue, Suite 300
                           Pasadena, California 91101

or by telephoning us at (626) 304-0401 between the hours of 9:00 a.m. and 4:00 p.m., Pasadena, California local time.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

         The information contained in this offer to exchange about PAULA Financial should be read together with the information contained in the documents to which we have referred you.

17.      MISCELLANEOUS.

         This offer to exchange and our SEC reports referred to above include "forward-looking statements". When used in this offer to exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to PAULA Financial or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by PAULA Financial with the SEC, including our annual report on Form 10-K filed on March 30, 2001, our amendment to annual report on Form 10-K/A filed on April 30, 2001 and our quarterly report on Form 10-Q filed on May 11, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to our businesses, such as the level of insurance premiums and fee income, the claims experience of our insurance products, the performance of our investment portfolio, acquisitions of companies or blocks of business, and the ratings by major ratings organizations of our insurance subsidiaries and other factors beyond our control. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

PAULA Financial                                                     May 22, 2001

                                   SCHEDULE A

 INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PAULA FINANCIAL

         The directors and executive officers of PAULA Financial and their positions and offices as of May 22, 2001, are set forth in the following table:


                  NAME                                           POSITION AND OFFICES HELD
                  ----                                           -------------------------
Jeffrey A. Snider....................................    Chief Executive Officer, President and Chairman of the
                                                         Board of Directors

James A. Nicholson...................................    Chief Financial Officer, Senior Vice President and Director

James J. Muza........................................    Senior Vice President, Chief Actuary and Chief Investment
                                                         Officer

Victor Gloria, III...................................    Senior Vice President Claims Administration

Karl T. Hansen.......................................    Executive Vice President, Agency Operations and Director

James M. Hannah......................................    Senior Vice President and Chief Underwriting Officer

Robert Anderson......................................    Director

Joel W. Geddes.......................................    Director

Jerry M. Miller......................................    Director

James G. Parker, III.................................    Director

Ronald W. Waisner....................................    Director

         The address of each director and executive officer is: c/o 300 North Lake Avenue, Suite 300, Pasadena, California 91101.

================================================================================

                                OFFER TO EXCHANGE

                           CERTAIN OUTSTANDING OPTIONS

                                       FOR

                               RESTRICTED STOCK OF

                                 PAULA FINANCIAL


                                 -------------


         Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Debbie Maddocks, Vice President of Finance and Investor Relations, at PAULA Financial, 300 North Lake Avenue, Suite 300, Pasadena, California 91101 (telephone: (626) 304-0401) (facsimile: (304) 405-2460).


                                  -------------


                                  May 22, 2001

================================================================================